Exhibit 99.1

FOR IMMEDIATE RELEASE:

American Midstream Partners, LP Reports Financial Results for the

2011 Fourth Quarter and Full Year

DENVER, CO –March 12, 2012–American Midstream Partners, LP (NYSE: AMID) today reported financial results for the 2011 fourth quarter and full year ending December 31, 2011.

Total revenue for the fourth quarter of 2011 was $57.4 million, an increase of $0.9 million, or 1.6%, compared to $56.5 million in the prior year period. Total revenue for the full year 2011 was $244.7 million compared to $211.9 million for the prior year ending December 31, 2010.

Gross margin for the fourth quarter of 2011 was $13.6 million, an increase of $2.6 million, or 23.6%, compared to $11.0 million in the prior year period. The increase in the fourth quarter was due principally to higher throughput volume and associated natural gas liquids (“NGL”) production from owned processing plants, improved processing and percent-of-proceed (“POP”) margins from higher NGL and condensate prices and higher throughput in our Gathering and Processing segment. We also achieved incremental gross margin of $1.1 million associated with our acquisition of a 50% undivided, non-operating, interest in the Burns Point Plant effective November 1, 2011. A $0.2 million increase in construction, operating and maintenance agreement (“COMA”) income contributed to the increase.

Gross margin for the full year 2011 was $45.9 million, an increase of $7.8 million, or 20.5%, compared to $38.1 million for the full year 2010. The increase in the full year was due principally to higher throughput volume and associated NGL production from owned processing plants, improved processing and POP margins from higher NGL and condensate prices and higher throughput in our Gathering and Processing segment. Incremental gross margin of $1.1 million associated with the Burns Point acquisition and a $0.5 million increase in COMA income contributed to the increase.

Adjusted EBITDA for the fourth quarter of 2011 was $6.1 million, an increase of $0.4 million, or 7.0%, compared to $5.7 million in the prior year period. Adjusted EBITDA for the full year 2011 was $21.0 million, an increase of $2.7 million, or 14.8%, compared to $18.3 million for the full year 2010.

Net income for the fourth quarter of 2011 was $0.2 million, compared to net loss of $1.0 million in the prior year period. Net loss for the full year 2011 was $11.7 million, compared to net loss of $8.6 million for the full year 2010. Limited partners’ net income per common unit and subordinated unit for the fourth quarter of 2011 was $0.02, compared to limited partners’ net loss per common unit and subordinated unit of $0.18 in the prior year period. Limited partners’ net loss per common unit and subordinated unit for the full year 2011 was $1.64, compared to limited partners’ net loss per common unit and subordinated unit of $1.66 for the full year 2010.

Distributable cash flow for the fourth quarter of 2011 was $4.5 million. Distributable cash flow for the full year 2011 was $13.2 million.

Commenting on the quarter and full year results, Brian Bierbach, President and Chief Executive Officer said, “We finished 2011 with a strong quarter. The operational issues impacting some of our Gathering and Processing assets in the third quarter were resolved with no meaningful impact on our fourth quarter gross margin. We completed the Burns Point transaction, and that asset has performed to our expectations. We also announced our first distribution increase.”

“Our SG&A costs were slightly higher than expected in the fourth quarter and full year 2011, largely due to additional public company related expenses and costs incurred to address and resolve the third quarter operational issues.”

“As a public company, we have been able to enhance and build upon our customer relationships. We continue to remain competitive in our markets despite a weak natural gas environment, and our financial performance is a reflection of this. Looking forward, we are optimistic in our ability to continue pursuing growth through commercial, development and acquisition opportunities.”

REVIEW OF SEGMENT PERFORMANCE

Gross margin for our two segments increased to $13.6 million in the fourth quarter of 2011 from $11.0 million in the prior year period. For the full year 2011, gross margin for our two segments was $45.9 million compared to $38.1 million for the full year 2010.

Gathering and Processing – The Gathering and Processing segment includes natural gas transportation and gathering, natural gas processing and treating, and selling or delivering natural gas and NGLs to various markets and pipeline systems.

Segment gross margin for Gathering & Processing was $9.5 million for the fourth quarter of 2011, compared with $7.1 million for the prior year period. For the full year 2011, Gathering and Processing segment gross margin was $32.2 million, compared to $24.6 million for the full year 2010.

For the Gathering & Processing segment, total natural gas throughput volumes averaged 320.0 million cubic feet (“MMcf”) per day and processed NGLs averaged 63,100 gallons per day for the fourth quarter of 2011, compared to 201.1 MMcf per day of natural gas and 46,400 gallons per day of processed NGLs for the prior year period. Total natural gas throughput volumes for the full year 2011 averaged 250.9 MMcf per day versus 175.6 MMcf per day for the full year 2010. Processed NGLs averaged 54,500 gallons per day for the full year 2011 versus 34,100 gallons per day for the full year 2010.

The increase in segment gross margin for the fourth quarter and full year 2011 was primarily due to higher throughput volume and associated NGL production at our Bazor Ridge processing plant, increased throughput volume on our Quivira system, higher realized NGL prices associated with our POP and elective processing agreements and incremental margin associated with the acquisition of our 50% interest in the Burns Point Plant in November 2011.

Transmission – The Transmission segment transports and delivers natural gas from producing wells, receipt points or pipeline interconnects for shippers.

Segment gross margin for Transportation was $4.1 million for the fourth quarter of 2011, compared with $3.9 million for the prior year period. For the full year 2011, Transmission segment gross margin was $13.7 million, compared to $13.5 million for the full year 2010.

Commenting on the two segments, Mr. Bierbach said, “We continue to see volume stability in our Gathering and Processing segment despite the low natural gas price environment. While some areas are witnessing lower drilling activity, existing wells are producing with few shut-ins. Additionally, liquids-rich plays around many of our systems are providing incremental volumes of associated gas, and we continue to pursue commercial opportunities targeting these plays.”

“Our Transmission segment has directly benefited from the natural gas environment. Our assets provide low-cost natural gas to utility and petrochemical customers in the southeast United States. We are seeing increased demand in these end markets through higher gas utilization and expansion projects near our systems.”

“We are also seeing attractive development opportunities in our area that leverage our existing assets in both the Gathering and Processing and the Transmission segments. We have been working with customers to provide midstream solutions for their drilling programs in conventional Gulf Coast areas and new plays like the Tuscaloosa Marine Shale and the Lower Smackover.”

Conference Call

American Midstream will conduct a conference call and webcast to discuss its fourth quarter and full year financial results on Tuesday, March 13, 2012, at 1:00 p.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The live call may also be accessed by dialing 800-659-1942 for domestic users or 617-614-2710 for international users. The passcode for both phone numbers is 97383440.

A replay of the audio webcast will be available shortly after the call on American Midstream’s website. A telephonic replay will be available through April 15, 2012 by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 46891526.

Non-GAAP Financial Measures

This press release, and the accompanying tables, include both financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our prospectus dated July 26, 2011 that was filed with the SEC on July 27, 2011. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries

Unaudited Consolidated Balance Sheets

(In thousands except unit amounts)

	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$871	$63
Accounts receivable	1,218	656
Unbilled revenue	19,745	22,194
Risk management assets	456	—
Other current assets	3,323	1,523

Total current assets	25,613	24,436
Property, plant and equipment, net	170,231	146,808
Other assets, net	3,707	1,985

Total assets	$199,551	$173,229

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$837	$980
Accrued gas purchases	14,715	18,706
Current portion of long-term debt	—	6,000
Other loans	—	615
Risk management liabilities	635	—
Accrued expenses and other current liabilities	7,086	2,676

Total current liabilities	23,273	28,977
Other liabilities	8,612	8,078
Long-term debt	66,270	50,370

Total liabilities	98,155	87,425

Commitments and contingencies
Partners’ capital
General partner interest (0.2 and 0.1 million units issued and outstanding as of December 31, 2011 and 2010, respectively)	1,091	2,124
Limited partner interest (9.1 and 5.4 million units issued and outstanding as of December 31, 2011 and 2010, respectively)	99,890	83,624
Accumulated other comprehensive income	415	56

Total partners’ capital	101,396	85,804

Total liabilities and partners’ capital	$199,551	$173,229

American Midstream Partners, LP and Subsidiaries

Unaudited Consolidated Statements of Operations

(In thousands, except per unit amounts)

	Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Revenue	$58,216	$56,562	$248,282	$212,248
Realized gain (loss) on early termination of commodity derivatives	—	—	(2,998)	—
Unrealized gain (loss) on commodity derivatives	(830)	(77)	(541)	(308)

Total revenue	57,386	56,485	244,743	211,940

Operating expenses:
Purchases of natural gas, NGLs and condensate	44,678	45,498	202,403	173,821
Direct operating expenses	3,308	2,817	12,856	12,187
Selling, general and administrative expenses	3,427	2,287	10,794	7,120
Advisory services agreement termination fee	—	—	2,500	—
Transaction expenses	—	75	282	303
Equity compensation expense	368	479	3,357	1,734
Depreciation expense	5,237	5,051	20,705	20,013

Total operating expenses	57,018	56,207	252,897	215,178
Gain on acquisition of assets	565	—	565	—
Gain (loss) on sale of assets, net	(187)	—	399	—

Operating income (loss)	746	278	(7,190)	(3,238)
Other income (expenses):
Interest expense	(585)	(1,255)	(4,508)	(5,406)

Net income (loss)	$161	$(977)	$(11,698)	$(8,644)

General partner’s interest in net income (loss)	4	(20)	(233)	(173)

Limited partners’ interest in net income (loss)	$157	$(957)	$(11,465)	$(8,471)

Limited partners’ net income (loss) per unit	$0.02	$(0.18)	$(1.64)	$(1.66)

Weighted average number of units used in computation of limited partners’ net income (loss) per unit	9,075	5,445	6,997	5,099

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

	Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Net income	$161	$(977)	$(11,698)	$(8,644)
Add:
Depreciation expense	5,237	5,051	20,705	20,013
Interest expense	585	1,255	4,508	5,406
Realized loss on early termination of commodity derivatives	—	—	2,998	—
Unrealized loss on commodity derivatives	830	—	541	—
Realized loss on commodity put purchases	—	—	308	—
Non-cash equity compensation expense	373	321	1,607	1,185
Advisory services agreement termination fee	—	—	2,500	—
Special distribution to holders of LTIP phantom units	—	—	1,624	—
Transaction costs	—	75	282	303
Deduct:
Construction, operating and maintenance agreement income (“COMA”)	500	—	879	—
Straight-line amortization of put costs (1)	112	—	409	—
Other post employment benefit plan periodic benefit	82	—	82	—
Gain on acquisition of assets, net	565	—	565	—
Gain (loss) on sale of assets, net	(187)	—	399	—

Adjusted EBITDA	$6,114	$5,725	$21,041	$18,263

(1)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

Reconciliation of Adjusted EBITDA to Distributable Cash Flow

(In thousands)

	Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Adjusted EBITDA	$6,114	$5,725	$21,041	$18,263
Deduct:
Cash interest expense (1)	444	986	3,246	4,522
Integrity management costs (2)	375	375	1,500	1,500
Maintenance capital expenditures (3)	833	750	3,083	3,000

Distributable cash flow	$4,462	$3,614	$13,212	$9,241

(1)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(2)	Amounts noted represent average estimated integrity management costs over the 7 year mandatory testing cycle.
(3)	Amounts noted represent estimated annual maintenance capital expenditures of $3.5 million which is what we expect to be required to maintain our assets over the long term.

Reconciliation of Net Cash Flows from Operating Activities to Distributable Cash Flow

(In thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)
Net cash provided / (used) in operating activities	$3,333	$(772)	$10,432	$13,791
Add:
Change in operating assets and liabilities	2,949	5,513	1,247	(45)
Interest expense	444	986	3,246	4,522
Advisory services agreement termination fee	—	—	2,500	—
Realized (gain) loss on early termination of commodity derivatives	—	—	2,998	—
Unrealized loss on commodity derivatives	—	(77)	—	(308)
Special distribution to holders of LTIP phantom units	—	—	1,624	—
Transaction costs	—	75	282	303
Deduct:
Cash interest expense (1)	444	986	3,246	4,522
Straight-line amortization of put costs (2)	112	—	409	—
COMA income	500	—	879	—
Integrity management costs (3)	375	375	1,500	1,500
Maintenance capital expenditures (4)	833	750	3,083	3,000

Distributable Cash Flow	$4,462	$3,614	$13,212	$9,241

(1)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(2)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.
(3)	Amounts noted represent average estimated integrity management costs over the 7 year mandatory testing cycle.
(4)	Amounts noted represent estimated annual maintenance capital expenditures of $3.5 million which is what we expect to be required to maintain our assets over the long term.

Reconciliation of Gross Margin to Net Income

(In thousands)

	Gathering
	and
	Processing	Transmission	Total
	(in thousands)
Three Months ended December 31, 2011
Revenue	$43,338	$14,878	$58,216
Segment gross margin (a),(b)	9,462	4,076	13,538
Unrealized gain (loss) on commodity derivatives	(830)	—	(830)
Direct operating expenses			3,308
Selling, general and administrative expenses			3,427
Equity compensation expense			368
Depreciation expense			5,237
Gain on acquisition of assets			565
Gain (loss) on sale of assets, net			(187)
Interest expense			585
Net income (loss)			161
	Gathering
	and
	Processing	Transmission	Total
	(in thousands)
Three Months ended December 31, 2010
Revenue	$39,023	$17,462	$56,485
Segment gross margin (a),(b)	7,138	3,849	10,987
Direct operating expenses			2,817
Selling, general and administrative expenses			2,287
Transaction expenses			75
Equity compensation expense			479
Depreciation expense			5,051
Interest expense			1,255
Net income (loss)			(977)

	Gathering and Processing	Transmission	Total
	(in thousands)
Year ended December 31, 2011
Revenue	$181,517	$66,765	$248,282
Segment gross margin (a),(b)	32,142	13,737	45,879
Realized gain (loss) on early termination of commodity derivatives	(2,998)	—	(2,998)
Unrealized gain (loss) on commodity derivatives	(541)	—	(541)
Direct operating expenses			12,856
Selling, general and administrative expenses			10,794
Advisory services agreement termination fee			2,500
Transaction expenses			282
Equity compensation expense			3,357
Depreciation expense			20,705
Gain (loss) on acquisition of assets			565
Gain (loss) on sale of assets, net			399
Interest expense			4,508
Net income (loss)			(11,698)

	Gathering and Processing	Transmission	Total
	(in thousands)
Year ended December 31, 2010
Revenue	$158,455	$53,485	$211,940
Segment gross margin (a),(b)	24,595	13,524	38,119
Direct operating expenses			12,187
Selling, general and administrative expenses			7,120
Transaction expenses			303
Equity compensation expense			1,734
Depreciation expense			20,013
Interest expense			5,406
Net income (loss)			(8,644)

(a)	Segment gross margin for our Gathering and Processing segment consists of total revenue less purchases of natural gas, NGLs and condensate. Segment gross margin for our Transmission segment consists of total revenue, less purchases of natural gas. Gross margin consists of the sum of the segment gross margin amounts for each of these segments. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.
(b)	Realized gains (losses) from the early termination of commodity derivatives and unrealized gains (losses) from derivative mark-to-market adjustments are included in total revenue and segment gross margin in our Gathering and Processing segment for the year ended December 31, 2010. Effective January 1, 2011, we changed our segment gross margin measure to exclude unrealized non-cash mark-to-market adjustments related to our commodity derivatives. For the quarter and year ended December 31, 2011, $0.8 million in unrealized gains (losses) on commodity derivatives were excluded from our Gathering and Processing segment gross margin. Effective April 1, 2011 we changed our segment gross margin measure to exclude realized early termination costs on commodity derivatives. For the year ended December 31, 2011, ($3.0) million in realized gains (losses) on the early termination of commodity derivatives were excluded from our Gathering and Processing segment gross margin.

Appendix A

Note About Non-GAAP Financial Measures

Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a measure used by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.

We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, integrity management costs and maintenance capital expenditures. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.

Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements.

We define gross margin as the sum of our segment gross margin for our Gathering and Processing and Transportation segments.

Effective January 1, 2011, we changed our gross margin and segment gross margin measure to exclude unrealized mark-to-market adjustments related to our commodity derivatives. For the year ended December 31, 2011, $0.8 of unrealized losses was excluded from gross margin and the Gathering and Processing segment gross margin.

Effective April 1, 2011, we changed our gross margin and segment gross margin measure to exclude realized gains and losses associated with the early termination of commodity derivative contracts. For the year ended December 31, 2011, $3.0 million in realized losses was excluded from gross margin and the Gathering and Processing segment gross margin.